Exhibit 10.1

EXECUTION COPY

AGREEMENT

THIS AGREEMENT is made as of this 11th day of April, 2006 by and between School Specialty, Inc., a Wisconsin corporation (“SSI”) and MSD Capital, L.P., a Delaware limited partnership (together with its affiliates (other than portfolio companies of MSD which MSD does not control and other than Dell Inc. and its subsidiaries), “MSD”).

WHEREAS, MSD is the beneficial owner of less than 10% of the outstanding shares of the $0.001 par value common stock of SSI (the “Common Stock”) as of the date of this Agreement;

WHEREAS, MSD has indicated to SSI its interest in being able to acquire more than 10% of the issued and outstanding Common Stock in a single transaction or series of transactions (the “Acquisition”) without being subject to certain restrictions applicable to shareholders of SSI under the Wisconsin Business Corporation Law (the “WBCL”);

WHEREAS, the Board of Directors of SSI (the “Board”) has approved the Acquisition and related exemption from certain provisions of the WBCL subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

1.

Representations and Warranties of MSD. MSD hereby represents and warrants to SSI that:  (i) as of the date of this Agreement, MSD is the “beneficial owner” (as defined by Section 180.1140(3) of the WBCL, with such definition applying to the use of such term throughout the remainder of this Agreement as it may relate to any ownership of Common Stock) of less than 10% of the issued and outstanding Common Stock, (ii) MSD has all requisite authority to enter into and perform its obligations under this Agreement and to bind the entire number of shares of Common Stock which it beneficially owns, (iii) the execution and delivery of this Agreement by MSD has been duly authorized by all necessary action on the part of MSD, (iv) this Agreement constitutes a valid and binding obligation of MSD, enforceable against MSD in accordance with its terms, (v) neither the execution and delivery of this Agreement by MSD, nor the consummation of the transactions contemplated hereby, will violate, conflict with or constitute a breach of any charter or formation document, agreement, instrument or restriction to which MSD is a party or by which MSD is bound, in each case (A) except as would not adversely affect MSD’s obligations hereunder, (B) subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (C) subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and (vi) there are no arrangements, agreements or understandings between MSD and any third party relating to the acquisition or ownership of shares of Common Stock or otherwise relating to the subject matter of this Agreement, except, in the case of clause (vi) only, ordinary course arrangements, agreements or understandings with brokerage firms, financial institutions, research departments and other third parties customarily entered into by MSD in the course of its business as presently conducted (which for purposes of clarity do not affect the accuracy of the representations made in clauses (i) through (v) hereof).

2.

Representations and Warranties of SSI.  SSI hereby represents and warrants to MSD that:  (i) SSI has all requisite authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by SSI has been duly authorized by the Board and no further action of the Board or shareholders of SSI is necessary or required for SSI to perform its obligations, (iii) this Agreement constitutes a valid and binding obligation of SSI, enforceable against SSI in accordance with its terms, (iv) neither the execution and delivery of this Agreement by SSI, nor the consummation of the transactions contemplated hereby, will violate, conflict with or constitute a breach of any charter or formation document, agreement, instrument or restriction to which SSI is a party or by which SSI is bound, in each case (A) except as would not adversely affect SSI’s obligations hereunder, (B) subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (C) subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (v) the Board has approved the Acquisition subject to the terms and conditions of this Agreement as set forth in the resolutions of the Board attached hereto as Exhibit A.

3.

Restrictions on Certain Actions.  MSD agrees that on the date (the “Threshold Date”) that MSD becomes the beneficial owner of more than 19.95% (the “Threshold”) of the then issued and outstanding Common Stock, MSD shall be subject to Sections 180.1140-180.1144 of the WBCL as if the Board’s approval of the Acquisition was not granted, provided that the “stock acquisition date” (for the purpose of Section 180.1141 of the WBCL) shall be deemed to be the Threshold Date, subject to the limitation in the next sentence.  In the event that MSD exceeds the Threshold directly as a result of a stock repurchase or other anti-dilutive action undertaken by SSI, or MSD has unintentionally exceeded the Threshold due to inaccurate public reporting by SSI, the Threshold shall be increased to a percentage equal to the quotient obtained by dividing the number of shares of Common Stock beneficially owned by MSD, by the aggregate number of shares of Common Stock issued and outstanding immediately following such action (or based on such public reporting, as the case may be), effective immediately following the decrease in the number of shares of outstanding Common Stock or on the date of such disclosure, as the case may be.

4.

Material Nonpublic Information.  MSD expressly acknowledges that federal and state securities laws prohibit any person who misappropriates material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances to which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.

Remedies.  If, as a direct result of MSD’s actions, MSD’s beneficial ownership of the Common Stock exceeds the Threshold, the Board, acting by the majority vote of the Independent Directors (as defined below), may require MSD to dispose, within 45 days of written notice to MSD, of up to such number of shares of Common Stock as will restore MSD’s beneficial ownership to the Threshold.  SSI and MSD acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity.  In the event either party institutes any legal action to enforce such party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

6.

Notices.  All notice requirements and other communications shall be deemed given when delivered, on the following business day after being sent by overnight courier with a nationally recognized courier service such as Federal Express, or when sent by facsimile transmission, receipt confirmed, in each case addressed to MSD and SSI as follows:

SSI:

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

Attention:  David J. Vander Zanden, Chief Executive Officer

Facsimile:  (920) 882-5863

With a copy to:

Franzoi & Franzoi, SC

514 Racine Street

Menasha, Wisconsin 54952

Attention:  Joseph F. Franzoi IV, Esq.

Facsimile:  (920) 725-0998

MSD:

MSD Capital, L.P.

645 Fifth Avenue, 21st Floor

New York, New York 10022

Attention:  Marc R. Lisker

Facsimile:  (212) 303-1772

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Andrew J. Nussbaum

Facsimile:  (212) 403-2269

7.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereby pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

8.

Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.

Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

11.

Consent to Jurisdiction.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Wisconsin-Green Bay Division, or the state court sitting in Outagamie County, Wisconsin, in any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

12.

Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein to the maximum extent possible to achieve the substance of the agreements contained herein.

13.

Assignment and Successors.  This Agreement shall not be assignable by any of the parties to this Agreement.  This Agreement, however, shall be binding on successors of the parties hereto.

14.

Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

15.

Amendments.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto; provided, however, that no such modification, amendment, alteration or supplement shall be effective unless approved by a majority of Independent Directors.  For purposes of this Agreement, “Independent Directors” shall mean those members of the Board who were not nominated for election or appointment to the Board by or on behalf of a holder of any shares beneficially owned by MSD, or any of such holders’ members, partners, trustees, managers, shareholders, officers, directors, employees or agents.

16.

Further Action.  Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

17.

Expenses.  Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

18.

WBCL.  All references to the WBCL shall mean the WBCL as in effect as of the date of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SCHOOL SPECIALTY, INC.

By:   /s/ David J. Vander Zanden

        CEO

MSD CAPITAL, L.P.

By:  MSD Capital Management LLC, its general partner

By:   /s/ Marc R. Lisker

        Manager

Exhibit A

Resolutions of the Board of Directors of School Specialty, Inc.

RESOLVED, that any and all notice to take any action in adopting the following resolutions is hereby waived by the undersigned pursuant to Section 180.0823 of the WBCL:

FURTHER RESOLVED, that, subject to the entry into the agreement described in the following resolution, the purchase of common stock of the Corporation by MSD Capital (“MSD”) pursuant to which MSD will become an “interested stockholder” (as defined in Section 180.1140(8) of the WBCL) is hereby approved for purposes of Section 180.1141(1) of the WBCL;

FURTHER RESOLVED, that, as a condition to the approval granted in the foregoing resolution, the Corporation shall enter into an agreement with MSD, a form which is materially similar to that which is attached hereto as Exhibit A, and that the Chief Executive Officer and the Chief Financial Officer are, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to execute and deliver such agreement in form and substance, and with such changes, modifications and amendments thereto, as the officer or officers executing the same may approve as necessary or appropriate, such approval to be conclusively evidenced by the execution and delivery thereof;

FURTHER RESOLVED, that this consent may be signed in counterpart and/or by facsimile signature;

FURTHER RESOLVED, that the Corporation be, and it hereby is, authorized and directed to enter into such ancillary contracts and agreements as the Chief Executive Officer and Chief Financial Officer of the Corporation may deem to be proper and appropriate in order to implement the intendment of these resolutions and that each such contract and agreement is hereby adopted and approved; and

FURTHER RESOLVED, that the Chief Executive Officer and Chief Financial Officer of the Corporation be, and each hereby is, authorized, for and on behalf and in the name of the Corporation to do and perform any and all further things and acts, and to execute, with or without attesting signature, and deliver any and all contracts agreements, instruments, certificates or other documents which they may determine to be necessary or convenient to implement or accomplish the intendment of the foregoing resolutions, or any of them, any such determination to be conclusively evidenced by the doing or performing of any such act or thing or the execution and delivery of any such papers.